SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2004
FILE NUMBER 811-1424
SERIES NO.: 15


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                  10,935
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                   8,033
              Class C Shares                   2,795
              Class R Shares                      97
              Institutional Shares                 1


74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $  9.08
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $  8.77
              Class C Shares                 $  8.77
              Class R Shares                 $  9.03
              Institutional Shares           $  9.11